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Calypte
Biomedical Corporation                                              NEWS RELEASE
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5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97034           www.calypte.com

Company Contact:                                     Investor Relations Contact:
Theodore R Gwin, Chief Financial Officer             Tim Clemensen,
(971) 204-0282  Rubenstein Investor Relations
email:tgwin@calypte.com                              Phone: (212) 843-9337
email:tclemensen@rubensteinir.com


               Calypte Appoints Roger I. Gale as President and CEO


Lake Oswego, OR - May 8, 2006 - Calypte Biomedical Corporation (AMEX: HIV) (the "Company"), medical diagnostic tests manufacturer for the professional point of care (PRO) and over the counter (OTC) segments of the market primarily for the detection of antibodies to the human immunodeficiency virus (HIV) announced today that Mr. Roger I. Gale, Chairman of the Board since November 2004, has been appointed President and Chief Executive Officer. Mr. Gale will relocate to the Company's corporate offices in Portland, Oregon.

He has held the position of interim CEO since October 2005. Mr. Gale will dedicate his full attention to Calypte and has concurrently resigned his position as Executive Chairman of WaveCrest Group Enterprises Limited ("WaveCrest"), an International Communications Services Provider.

Mr. Gale is one of two Directors originally appointed to Calypte's Board pursuant to an August 2003 agreement between the Company and Marr Technologies BV ("Marr"), the Company's largest stockholder and strategic/joint venture partner. He brings not only the knowledge of Calypte he has gained over the past one and a half years, but also his proven effectiveness in building and maintaining the company's strategic relationship with Marr.

Mr. Gale commented, "I am honored to lead the Company at this critical juncture. As Chairman, I have directed Calypte's transition from a lab-based diagnostic company to a lean, point of care diagnostic testing company. We are entering new markets in both the professional sectors and, for the first time, the Over-the-Counter or OTC markets. We now have approvals in parts of Africa, Southeast Asia and the Middle East, and are expanding that reach on a steady basis. We have worked hard to position ourselves in China, which is currently the largest potential market for HIV/AIDS testing. Marr has been a strong partner for us in China, and is not only assisting us in monitoring the Chinese FDA approval process, which we expect to conclude this year, but has already assisted us in establishing a sales and marketing plan for our Joint Venture to take full advantage of the vast opportunities that China has to offer."

Mr. Gale continued, "As we continue to implement our strategy for China, we have the opportunity to monetize the multi-million dollar investment that we have made in intellectual property rights. We have begun the initial steps to launch what will ultimately be an HIV-1/2 OTC OMT (Oral Fluid) test in the U.S., as well as a line of other diagnostic tests that detect a variety of other Sexually Transmitted Diseases. We are also seeking to secure a facility in the Portland area in which we would bring together the staff in our R&D and corporate headquarters, adding manufacturing capability for these new products. We expect to bring this facility on line with the objective of initiating the U.S. FDA approval process by year-end - without any disruption to our current international plans.

Mr. Gale's background includes considerable international experience. Since October 2001, Mr. Gale has served as Executive Chairman of the Board of Directors of WaveCrest. From 1999 to 2001, he was Chairman and co-founder of End2End Wireless Limited, a UK wireless access services provider. From 1996 to 1998 he was Chief Executive of the OPIC-guaranteed AIG-Brunswick Millennium Fund based in Russia. In addition, he has held senior positions with the Asian Development Bank (ADB, Manila) and the International Finance Corporation (IFC), the private sector arm of the World Bank in Washington, D.C. He serves as a Director and as Chairman of the Audit Committee of Mechel Steel Group, (NYSE:
MTL). Mr. Gale holds a Master of Economics degree from the University of New England, Australia, and a Higher National Diploma from the Royal Agricultural College, Cirencester, England.

The Company will release its first quarter 2006 financial results on May 15, 2006 and will schedule a conference call at that time.

About Calypte Biomedical:

Calypte Biomedical Corporation is a U.S.-based healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases such as the HIV-1 BED Incidence EIA and new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases, several of which do not require blood samples. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2005 and its subsequent filings with the SEC.